FILED
    IN THE OFFICE OF THE
    SECRETARY OF STATE OF
             THE
       STATE OF NEVADA
        MAR 3 1, 1995
       No. 2341-84
      /s/Dean Heller
      --------------
  DEAN HELLER SECRETARY OF STATE



                                    AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                       HEALTH CARE CENTERS OF AMERICA, INC
                                     ******

    Pursuant to the provision of the Nevada Revised Statutes. HEALTH CARE CENTERS OF AMERICA. INC, a Nevada corporation, adopts the following amendments to its Articles of Incorporation

   1. The undersigned hereby certifies that on the 31 it day of March, 1995, a Special Meeting of the Board of Directors Care Centers of America, 1nc. was duly. held and.. convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolutions were unanimously adopted by the Board of Directors.

    BE IT RESOLVED: That James M. Troester. Secretary of the corporation, is hereby ordered and directed to obtain the written consent of stockholders owning at least a majority of the voting power of the outstanding stock of the corporation for the following purposes:

(a) To amend Article Four of the Articles of incorporation to increase the authorized capitalization from NINE HUNDRED MILLION (900,000,000) Common Shares, to ONE BILLION ONE HUNDRED MILLION (1,100,000,000) shares of Capital Stock, with the, par value remaining at ONE MILL ($0.001) per share. The Capita! Stock shall be divided into two classes: NINE HUNDRED MILLION (900,000,000) shares of Common and TWO HUNDRED MILLION (200,000,000) sharesof Convertible Preferred Stock.

  2. Pursuant to the provisions of the Nevada Revised Statutes, a majority of the stockholders holding 108,492,624 of the 199,923,478 shares outstanding of Health Care Centers of America, Inc. gave their written consent to the adoption of the Amendment to the Articles incorporation as follows.

         ARTICLE FOUR CAPITAL STOCK] The corporation shall have authority to issue an aggregate of ONE BILLION ONE HUNDRED MILLION (1,100,000,000) shares of Capita! Stock. Par Valve $0.001 per share, divided into two (2) classes of stock as follows:

                        1. [COMMON STOCK] NINE HUNDRED MILLION (900,000,000) shares of oommon stock; pr vakm ONE MILL (S0.001) per share. This class shall have the exclusive right to elect Directors.

                        2. [CONVERTIBLE PREFERRED STOCK) TWO HUNDRED MILLION(200,OO0,000) shares of Convertible Preferred Stock, par value ONE MILL (S0.001) per share-This class will not possess voting rights to elect directors, but will have preferential rights to be granted by tba Board of Directors.


                            All capital stock when issued shad be fully paid and
nonassessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subcribe to any unissued stock, or any other securities which the corporation nay now or hereafter be authorized to issue.

                            The  corporation's  capital  stock may be issued and
sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

                            Holders or the corporation's  Common Stock shall not
possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before the stockholders meetings, whether such stockholders meetings be special or annual

                            IN  WITNESS  WHEREOF,   the  undersigned  being  the
President and Secretary of Health Care Centers of America, Inc., a Nevada corporation hereunto affix their signatures this 31st day of March,1995.


                                            HEALTH CARL CENTERS OF AMERICA, INC.
                                            By: /s/Maurice Furloug
                                                ------------------
                                                Maurice Furlong
                                                President

                                            By: /s/James M. Troester
                                                --------------------
                                                James M. Trester
                                                Secretary


       STATE OF ILLINOIS        )
                                . ss.
       COUNTY OF DUPAGE         )

                            On the  31st  day of  March,.1995,  before  me,  the
undersigned. a Notary Public in and for the State of Illinois, personally appeared MAURICE FURLONG, President and JAMES M. TROESTER. Secretary, of HEALTH CARE CENTERS OF AMERICA, INC., a Nevada corporation known to me to be the persons described in and who executed the foregoing instrument, and who acknowledged to me that they executed the same freely and voluntarily, in behalf of and in their capacities as President and Secretary; respectively of HEALTH CARE CENTERS OF AMERICA, INC. For the uses and purposes therein mentioned.


                            IN WITNESS WHEREOF,  I have hereunto set my hand and
affixed my official seal the day and year first above written.

                                            /s/Kim M. Plencner
                                            ------------------
                                               Kim M. Plencner
                                               Notary Public
                                               Residing in State of Illinois
                                               My Commission Expires 06/28/98